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                                   EXHIBIT 4

                           CYBEX INTERNATIONAL, INC.
               2002 STOCK RETAINER PLAN FOR NONEMPLOYEE DIRECTORS


         1. Purpose. The Cybex International, Inc. 2002 Stock Retainer Plan for Nonemployee Directors (the "Plan") is intended (i) to further the identity of interests of the directors of Cybex International, Inc. (the "Company") who are neither officers nor employees of the Company or its subsidiaries ("Nonemployee Directors") with the interests of the Company's shareholders, (ii) to stimulate and sustain constructive and imaginative thinking by such Nonemployee Directors, and (iii) to induce the service or continued service of the most highly qualified individuals to serve as Nonemployee Directors of the Company.

         2. Participants. All Nonemployee Directors are eligible to participate in the Plan and each such director will participate as described in Section 4 hereof.

         3. Common Stock Available under the Plan. The aggregate number of shares of common stock, $.10 par value per share ("Common Stock"), of the Company that may be issued under this Plan shall be 150,000 shares of Common Stock, which may be authorized and unissued shares or treasury shares, subject to any adjustments made in accordance with Section 6 hereof. If any shares of Common Stock issued pursuant to a Stock Retainer (as defined below) shall, after issuance, be reacquired by the Company for any reason, such shares may again be issued pursuant to the Plan, to the extent permitted by Rule 16b-3 (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

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         4.  Stock Retainer. (a) Except as provided herein, from and after
January 1, 2002, on December 31 of each calendar year (each, a "Payment Date"), each person serving as a Nonemployee Director on such Payment Date will, for service as such, be issued a number of shares of Common Stock ("Stock Retainer") equal to the quotient obtained by dividing (i) fifty percent (50%) of his annual retainer (the "Retainer Amount") by (ii) the Fair Market Value (as defined herein) of a share of Common Stock on January 1 of such calendar year. To the extent that such calculation does not result in a whole number of shares, the fractional share shall be rounded upwards to the next whole number so that no fractional shares shall be issued.

         (b) In the event that a Stock Retainer is to be paid on a Payment Date to a Nonemployee Director who shall have commenced service as a Nonemployee Director subsequent to the immediately preceding Payment Date, his Stock Retainer shall be adjusted to reflect the percentage of the year during which such Nonemployee Director served as such.

         (c) In the event a Nonemployee Director shall cease to serve as a director of the Company between Payment Dates, such person shall receive a Stock Retainer equal to the Stock Retainer that would otherwise have been paid on the immediately following Payment Date had such person continued to serve, adjusted to reflect the percentage of the year during which such person served as a Nonemployee Director, and such Stock Retainer shall be paid as soon as practicable following the date the Nonemployee Director ceases to serve as a director of the Company.

         (d) The stock certificate representing the Stock Retainer shall be delivered to each Nonemployee Director as soon as practicable following each Payment Date. After the delivery of

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the shares, each Nonemployee Director shall have all the rights of a shareholder with respect to such shares (including the right to vote such shares and the right to receive all dividends paid with respect to such shares); provided, however; shares of Common Stock received pursuant to a Stock Retainer in respect of a Payment Date may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of until at least six months and one day after such Payment Date.

         (e) Notwithstanding the foregoing, no Stock Retainer will be issued to a Nonemployee Director who is removed for cause, as specified in the Company's Restated Certificate of Incorporation, as the same may be amended.

         5. Fair Market Value. For purposes of this Plan, Fair Market Value shall be the closing price for the Company's Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on the date of calculation) if the Company's Common Stock is readily tradeable on a national securities exchange or other market system, and if the Company's Common Stock is not readily tradeable, Fair Market Value shall mean the amount determined in good faith by the Board of Directors as the fair market value of the Common Stock of the Company.

         6.  Adjustment Provisions.

         (a) In the event that any reclassification, split-up or consolidation of the Common Stock shall be effected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or for

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shares of the stock or other securities or property of any other corporation or person, or a record date for determination of holders of Common Stock entitled to receive a dividend payable in Common Stock shall occur, (i) the number and class of shares that may be issued pursuant to Stock Retainers thereafter paid, and (ii) the number and class of shares that have not been issued under effective Stock Retainers, shall in each case be equitably adjusted as determined by the Board of Directors.

         (b) In the event that any spin-off or other distribution of assets of the Company to its shareholders shall occur, the number and class of shares that may be issued pursuant to Stock Retainers thereafter paid shall be equitably adjusted as determined by the Board of Directors.

         7.  General Provisions.

         (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue to serve as a Nonemployee Director of the Company.

         (b) No shares of Common Stock shall be issued pursuant to a Stock Retainer unless and until all legal requirements applicable to the issuance of such shares have been complied within the opinion of counsel to the Company. In connection with any such issuance, the person acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, in respect of such matters as the Company may deem desirable to assure compliance with all applicable legal requirements.

         (c) No person (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common

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Stock allocated or reserved for the purposes of this Plan or subject to any
Stock Retainer except as to such shares of Common Stock, if any, as shall have been issued to him.

         (d) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to Nonemployee Directors that the Company now has or may hereafter put into effect.

         (e) It shall be a condition to the obligation of the Company to issue shares of Common Stock hereunder, that the participant pays to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company shall have no obligation to issue, and the participant shall have no right to receive, shares of Common Stock.

         8.  Duration, Amendments and Termination.

         (a) No Stock Retainers shall be paid under this Plan with respect to any period beginning after December 31, 2011. The Board of Directors may amend or suspend the Plan from time to time or terminate the Plan at any time; provided, however, that (i) no amendment shall become effective without the approval of the shareholders of the Company to the extent shareholder approval is required in order to comply with Rule 16b-3, and (ii) neither the Retainer Amount, nor any other provision of this Plan affecting the number of shares of Common Stock receivable pursuant to a Stock Retainer or the frequency with which Stock Retainers are paid, shall be amended or otherwise

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modified more than once every six months, except as may be necessary or appropriate to comport with the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974, as either of the same may be amended, or the rules and regulations promulgated thereunder.

         (b) No amendment, suspension or termination of this Plan shall adversely affect any Stock Retainer theretofore paid.

         9. Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

         10. Compliance with Rule 16b-3. With respect to persons subject to
Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board of Directors.

         11. Effective Date. (a) This Plan was approved by the Board of Directors on December 11, 2001, subject to shareholder approval. This Plan, upon being approved by the shareholders of the Company at an annual or any special meeting of the shareholders of the Company, shall be deemed effective as of January 1, 2002 (the "Effective Date").

         (b) This Plan shall terminate on December 31, 2011 (unless sooner terminated by the Board of Directors).